Exhibit 99.1
SM&A responds to statements made by former CEO
NEWPORT BEACH, CA — April 28, 2008 — SM&A today said that information contained in a recent press release and in proxy solicitation documents filed with the Securities and Exchange Commission by former SM&A CEO Steven Myers contained inaccurate and/or misleading information. The press release from Myers was issued on April 24, 2008 and the presentation documents were filed with the SEC on April 23, 2008.
Dwight Hanger, the Chairman of the Board of SM&A said, “It is most unfortunate that the founder of our company has decided to pursue such a destructive path. I see nothing positive that can come out of his efforts; in fact, it has already proven to be a costly and distracting exercise. Having said that, I feel that our shareholders are being misled and that we need to address several of his allegations.”
In his press release and proxy materials:
•	Myers complains about SM&A’s stock price
When Myers left the company as CEO in March 2007, SM&A’s stock price had fallen nearly 78% from its peak during his tenure. The stock also was down 36% from the price it traded at three years before his retirement. After the company went public in January 1998, Myers and his then COO Kenneth Colbaugh — now one of the Myers’ nominees — substantially missed guidance the following September, beginning a severe, downward spiral of the stock. At one point during Myers’ tenure as CEO, SM&A’s stock traded at 62 cents a share and was de-listed.
We believe the recent decline in stock price, although in part a reflection of the market conditions in general, is predominately due to our current slower revenue growth outlook and inconsistent EPS growth partially caused by continual charges for non-operational distractions - NOT because of poor guidance.
•	Myers’ criticizes the accuracy of forecasted revenues
We stand by our recent guidance and note that our guidance will always be based on concrete data and the best available information about our markets, current trends and opportunities. Our ability to generate revenue growth is highly dependent on the number and tenure of experienced account executives, the availability of solutions we provide to our clients and the quantity and quality of our associates who are highly skilled to deliver our solutions. It should be noted that Myers criticizes us for exceeding our forecasted revenue expectations, the result of exceptional hard work and dedication by our employees. Our strong Q4 revenues were delivered despite the turmoil within the company and uncertain external economic negative forces, which jointly led to our conservative guidance for the period.

•	Myers’ promises include “correcting accounting methodology to remedy the negative impact of the PPI acquisition’s accounting process.”
With respect to PPI, there is no accounting methodology to remedy. The structure of the transaction, which presumably Myers reviewed and approved when he signed the agreement, is what drives the accounting treatment consequences we are faced with.
•	Myers claims that he will effectively deploy cash
In 2008 until our recent “black-out period”, the company aggressively repurchased stock totaling $1 million, or 241,200 shares. The Board and management review on a continual basis investment decisions which will result in the best return on assets. The Board and management will continue to make the best use of cash based on sound analysis and the alternatives available. We currently have a buy back authorization of $4.8 million and intend to continue to implement it pursuant to its terms as market conditions warrant.
As for Myers expertise in the “effective deployment of cash,” we only ask that you look to his track record of investments in a series of acquisitions that resulted in $45 million of write-offs and aggregate losses totaling $50 million over 2000 and 2001. The resulting shareholder erosion was immediately evident in a stock which plunged from a peak of $32.75 three months after going public in 1998 to 62 cents just two years later.
•	Myers states he will reverse “recent attrition of critical talent.”
During the last 10 years as a public company under Myers’ leadership, 16 highly respected senior executives and numerous senior level managers left SM&A; the majority of which either started or joined companies that compete directly against SM&A. Much of that was due to the pervasive lack of a sound strategic direction and investment strategy, a situation the Board moved to correct in late 2006. The recent resignations are largely due to management disruptions and the resulting impact on employee morale and job security through much of 2007. The Board believes the new reconstituted leadership team has never been more talented, dedicated to operational excellence and focused as a TEAM to deliver results for shareholders. The Board and this leadership team have recently attracted extraordinary new talent at every level to support our strategic direction.
Mr. Hanger continued: “Myers is running on his record, so it is only fair that our stockholders have all of the facts and context to evaluate it. As I said in my previous letter to shareholders, `We invite you to review Myers’ record as CEO of SM&A because, when you do, we are confident you will conclude as we have that our path to the future should not involve a detour into the past.’

The credentials of your current Board speak for themselves. We have a super majority independent board comprised of professionals with extensive relevant industry expertise, financial knowledge and significant business acumen. We would put them up against Myers’ nominees anytime and are confident that our stockholders will conclude that the Myers nominees offer no additional value.
I believe, after examining the facts, our shareholders will conclude as we have that it is in their best interests and the best interest of this company for them to vote for the board of directors nominated by the company.”
YOUR VOTE IS IMPORTANT — VOTE THE WHITE PROXY CARD TODAY
     The Stockholder meeting will be on Friday, May 23, 2008 with stockholders of record as of April 9, 2008 eligible to vote.
If you have any questions or need assistance in voting, contact
MacKenzie Partners, Inc.
Toll-Free: (800) 322-2885
winsproxy@mackenziepartners.com
     Please ignore any materials sent to you by Myers and discard any gold cards you receive.
     We urge you to sign, date and return the enclosed WHITE Proxy Card today or vote by telephone or internet.
About SM&A
SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.
Some statements made in this news release refer to future actions, strategies, or future performance that involves a number of risks and uncertainties. Any one or number of actors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s Competition Management and Performance Assurance services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The company expressly does not undertake any duty to update forward-looking statements.
Media Contact:
Mike Sitrick
Jim Bates
Sitrick And Company
310-788-2850
Investor Contact:
Amy Bilbija
Senior Vice President
MacKenzie Partners
650-798-5206
Jim Eckstaedt
Executive Vice President and Chief Financial Officer
SM&A
949-975-1550 ext 296
SOURCE: SM&A